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                                                                     EXHIBIT 2.4

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of March 4, 1998, by and among BLOOMFIELD ACCEPTANCE COMPANY, L.L.C., a Michigan limited liability company ("BAC"), BLOOMFIELD SERVICING COMPANY, L.L.C., a Michigan limited liability company ("BSC") (BAC and BSC shall together be referred to as the "Subsidiaries"), BINGHAM FINANCIAL SERVICES CORPORATION, a Michigan corporation ("Bingham"), and DANIEL E. BOBER (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, the Executive has been jointly employed by BAC and BSC;

     WHEREAS, as of the date of this Agreement, the Subsidiaries have been acquired by Bingham, and each has become a wholly-owned subsidiary of Bingham;

     WHEREAS, Bingham and the Subsidiaries desire to continue the employment of the Executive by the Subsidiaries, and the Executive desires to be employed by the Subsidiaries, on the terms and subject to the conditions set forth below. All rights and obligations of the Subsidiaries hereunder shall be joint and several among BAC and BSC;

     WHEREAS, Bingham has agreed to guarantee payment of the Subsidiaries' obligations to the Executive under this Agreement and to provide certain stock options as provided herein.

     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

  1. Employment.

     (a) The Subsidiaries agree to employ the Executive and the Executive accepts the employment, on the terms and subject to the conditions set forth below. During the term of employment hereunder, the Executive shall serve as the President of each of the Subsidiaries, and shall do and perform diligently all such services, acts and things as are customarily done and performed by the President of companies in similar business and in size to the Subsidiaries, together with such other duties as may reasonably be requested from time to time by the Managers of the Subsidiaries (the "Managers"), which duties shall be consistent with the Executive's positions as set forth above.

     (b) For service as an officer and employee of the Subsidiaries, the Executive shall be entitled to the full protection of the applicable indemnification provisions of the Articles of Organization and Operating Agreements of the Subsidiaries, as they may be amended from time to time. The Subsidiaries agree that the Executive will be named as an additional insured under the Subsidiaries' Directors' and Officers' Errors and Omissions Insurance during his employment hereunder.

  2. Term of Employment.

     Subject to the provisions for termination provided below, the term of the Executive's employment under this Agreement shall commence on the date of this Agreement and shall continue thereafter for a period of three (3) years.




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  3. Devotion to the Subsidiaries' Business.

     The Executive shall devote his entire productive time, ability and attention to the business of the Subsidiaries during the term of this Agreement; however, the expenditure of reasonable amounts of time to various charitable and other community activities, or to the Executive's own, personal investments, provided the amount of time so devoted does not materially impair, detract or adversely affect the performance of the Executive's duties under this Agreement, shall not be deemed a breach of this Agreement.

  4. Compensation.

     (a) During the term of this Agreement, the Subsidiaries shall pay or provide, as the case may be, to the Executive the compensation and other benefits and rights set forth in Sections 4, 5 and 6 of this Agreement.

     (b) Base Compensation. As compensation for the services to be performed hereafter, the Subsidiaries shall pay to the Executive, during his employment hereunder, a base salary (the "Base Salary") payable in accordance with the Subsidiaries' usual pay practices (and in any event no less frequently than monthly) at the rate of One Hundred Fifty Thousand Dollars ($150,000.00) per year.

     (c) Annual Salary Increase. On January 1 of each year, commencing January 1, 1999, the Base Salary shall be increased by five percent (5%) of the Base Salary for the immediately prior year or such greater increase as may be deemed appropriate by the Managers of the Subsidiaries, in their sole discretion.

     (d) Annuity Contribution.   During the Executive's employment hereunder,
the Subsidiaries will contribute premiums toward the annuity plan of the Executive's choice, with an aggregate maximum contribution by the Subsidiaries of $25,000 per year.

     (e) Bonus. The Managers shall prepare and adopt an executive bonus plan (the "Bonus Plan") which shall be established for the payment of an incentive bonus to the Executive based on the Subsidiaries achieving certain performance criteria to be established by the Subsidiaries and the Executive, but in any event to include the following terms:

          (i) An incentive bonus opportunity of One Hundred Fifty
     Thousand Dollars ($150,000.00) per year upon the attainment of mutually agreed-upon, reasonable, planned objective financial performance by the Subsidiaries; and

          (ii) An incentive super-bonus opportunity of an amount to be agreed upon between the Executive and the Subsidiaries, contingent upon the attainment of mutually agreed-upon, reasonable, planned objective financial performance by the Subsidiaries.

     (f) Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness (the "Disability Period"), the Executive shall continue to receive his full Base Salary, bonuses and other benefits at the rate in effect for such period until his employment is terminated by the Subsidiaries pursuant to Section 8(b)(ii) hereof; provided, however, that payments so made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, which were paid to the Executive at or prior to the time of any such payment under disability benefit plans of the Subsidiaries.




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  5. Benefits.

     (a) Insurance. The Subsidiaries shall provide to the Executive life, disability, medical, hospitalization and dental insurance for himself, his spouse and eligible family members as may be determined by the Managers to be consistent with industry standards.

     (b) Benefit Plans. The Executive, at his election, may participate, during his employment hereunder, in all retirement plans, 401(K) plans and other benefit plans of the Subsidiaries generally available from time to time to other executive employees of Bingham or the Subsidiaries and for which the Executive qualifies under the terms of the plans (and nothing in this Agreement shall or shall be deemed to in any way affect the Executive's right and benefits under any such plan except as expressly provided herein). The Executive shall also be entitled to participate in any equity, stock option or other employee benefit plan that is generally available to senior executives, as distinguished from general management, of Bingham or the Subsidiaries. The Executive's participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

     (c) Annual Vacation. The Executive shall be entitled to four (4) weeks vacation time each year without loss of compensation. The Executive may be absent from his employment for vacation on dates to be mutually agreed upon by the Subsidiaries and the Executive, and approval of the Subsidiaries shall not be unreasonably withheld. In the event that the Executive is unable for any reason to take the total amount of vacation time authorized herein during any year, he may accrue such unused time and add it to the vacation time for any following year. Upon any termination of this Agreement for any reason whatsoever, accrued and unused vacation time shall be paid to the Executive within ten (10) days of such termination based on the Base Salary in effect on the date of such termination; provided, however, that no more than twenty (20) days of accrued vacation time may be carried over at any time.

  6. Reimbursement of Business Expenses.

     The Subsidiaries shall reimburse the Executive or provide him with an expense allowance during the term of this Agreement for travel, entertainment, and other expenses reasonably and necessarily incurred by the Executive in connection with the Subsidiaries' business. The Executive shall furnish such documentation with respect to reimbursement to be paid hereunder as the Subsidiaries shall reasonably request.

  7. Payment in the Event of Death or Permanent Disability.

     (a) In the event of the Executive's death or "permanent disability" (as defined below) during the term of this Agreement, the Subsidiaries shall pay to the Executive (or his successors and assigns in the event of his death) an amount equal to two times the Executive's then effective per annum rate of Base Salary, plus a pro rata portion of the incentive bonus applicable to the year in which such death or permanent disability occurs, as such bonus is determined under the Bonus Plan, less the sum of all amounts paid to the Executive from any disability plan or policy of the Subsidiaries for any disability related to the Executive's death or permanent disability.

     (b) The pro rata portion of the incentive bonus described in Section 4(d) shall be paid when and as provided in the Bonus Plan. The remainder of the benefit to be paid pursuant to Section 4(d) shall be paid within ninety (90) days after the date of death or permanent disability, as the case may be.

     (c) Except as otherwise provided in Sections 7(a) and 7(b), in the event of the Executive's death or permanent disability, the Executive's employment hereunder shall terminate

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and the Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the date of such death or permanent disability, as the case may be.

     (d) For purposes of this Agreement, the Executive's "permanent disability" shall be deemed to have occurred after one hundred eighty (180) consecutive days during which the Executive, by reason of his physical or mental disability or illness, shall have been unable to discharge his duties under this Agreement. The date of permanent disability shall be such one hundred eightieth (180th) day. In the event either the Subsidiaries or the Executive, after receipt of notice of the Executive's permanent disability from the other, dispute that the Executive's permanent disability shall have occurred, the Executive shall promptly submit to a physical examination by the chief of medicine of any major accredited hospital in Michigan and, unless such physician shall issue his written statement to the effect that in his opinion, based on his diagnosis, the Executive is capable of resuming his employment and devoting his full time and energy to discharging his duties within thirty (30) days after the date of such statement, such permanent disability shall be deemed to have occurred.

  8. Termination of Employment.

     (a) Termination for Cause.

         (i) The Subsidiaries shall have the right to terminate this Agreement if

              (A) the Executive commits acts or omissions constituting active and deliberate dishonesty established by a final judgment or actual receipt of an improper benefit or profit in money, property or services, or

              (B) if the Executive continuously fails to perform his duties under this Agreement in any material manner and has not cured such failure within 60 days following his receipt of notice of such failure from the Subsidiaries specifying how he has so failed to perform. The mere fact that the Subsidiaries do not achieve Business Plan goals and/or the Executive does not achieve Bonus Plan goals established under this Agreement, shall not, in and of themselves, constitute cause for termination of this Agreement.

         (ii) The Subsidiaries may at their option terminate this Agreement for the reasons stated in this section 8(a) by giving written notice of termination to the Executive without prejudice to any other remedy to which the Subsidiaries may be entitled at law, in equity, or under this Agreement.

         (iii) The notice of termination required by section 8(a)(ii) shall specify the ground for the termination and shall be supported by a statement of all relevant facts.

         (iv) Termination under this Section 8(a) shall be considered "for cause" for the purposes of this Agreement.

         (v) In the event of termination of this Agreement "for cause," or a termination on account of the Executive voluntarily terminating his employment hereunder (other than for "good reason" under Section 8(c) below), the Executive shall be entitled to no further compensation or other benefits under this Agreement, except as to that portion of any unpaid salary and other benefits accrued and earned by him hereunder up to and including the effective date of such termination.

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     (b) Termination Without Cause.

         (i) This Agreement shall be terminated upon the death of the Executive.

         (ii) This Agreement shall be terminated upon the permanent disability (as defined in Section 7(d)) of the Executive. Such termination shall be effected by giving 10 days' written notice of termination to the Executive. Termination pursuant to this provision shall not prejudice the Executive's rights to continued compensation pursuant to Section 7 of this Agreement.

         (iii) This Agreement may be terminated by either Executive or the Subsidiaries at any time after the initial term on not less than sixty (60) days prior written notice.

         (iv) Termination under this Section 8(b) shall not be considered "for cause" for the purposes of this Agreement.

     (c) Termination for Good Reason.   The Executive may terminate this
Agreement for any of the following reasons: (i) the Subsidiaries' material breach of the Agreement, if the Subsidiaries have not cured such breach within 60 days following their receipt of written notice from the Executive's specifying the breach; (ii) the assignment of the Executive without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities or duties upon the commencement of his employment hereunder; (iii) the relocation of the Subsidiaries' offices outside of the metropolitan Detroit, Michigan area without the Executive's consent; or (iv) the requirement by the Subsidiaries that the Executive be based anywhere other than the Subsidiaries principal executive offices without the Executive's consent. Termination by the Executive upon any of the foregoing bases shall be deemed a termination for "good reason".

     (d) Resignation of Executive. Upon any termination of this Agreement, the Executive shall be deemed to have resigned from all offices and directorships held by the Executive in the Subsidiaries.

     (e) Payment on Termination. Notwithstanding any provision of this Agreement, if the Subsidiaries terminate this Agreement without cause, other than pursuant to Sections 8(b)(i) and 8(b)(ii), or if the Executive terminates this Agreement for good reason under Section 8(c), the Subsidiaries shall pay the Executive his Base Salary and any bonus and benefits accruing up to the effective date of the termination, plus: $325,000 if the termination occurs during the initial six (6) months of employment hereunder; or $250,000 if the termination occurs during the term of this Agreement but not during the initial six (6) months of employment.

  9. Effect of the Subsidiaries' Merger, Transfer of Assets, or Dissolution.
In the event of any voluntary or involuntary dissolution of both of the Subsidiaries resulting from either a merger or consolidation in which neither of the Subsidiaries are the consolidated or surviving company, or a transfer of all or substantially all of the assets of both of the Subsidiaries, pursuant to which the Executive's employment under this Agreement is terminated, the Subsidiaries shall pay to the Executive, immediately prior to such merger, consolidation, or transfer of assets, an amount equal to the sum of (a) the portion of any unpaid salary, a pro rata portion of the incentive bonus applicable to the year in which the termination takes place and benefits accrued and earned by the Executive hereunder, up to and including the effective date of such change in control; and (b) the greater of (i) an amount equal to two (2) years' Base Salary at the rate in effect on the date of such termination; or (ii) the full Base Salary and other benefits (excluding

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any bonus) which would otherwise have been paid to the Executive for the remainder of the term of this Agreement.

 10. Stock Options. In the event of termination of the Executive's employment under this Agreement for "cause", all stock options in Bingham or other stock-based compensation awarded to the Executive shall lapse and be of no further force or effect whatsoever in accordance with Bingham's 1997 Stock Option Plan. In the event that the Subsidiaries terminate the Executive's employment under this Agreement without "cause", or upon the death or permanent disability of the Executive, or in the event of the termination of this Agreement for "good reason" under Section 8(c) hereof, or upon the occurrence of an event giving rise to the Executive's right of payment under Section 9 hereof, all stock options and other stock based compensation awarded to the Executive shall become fully vested and immediately exercisable, provided, however, that such options and other stock based compensation shall be automatically forfeited upon the Executive's breach of any of the provisions of
Section 11 hereof. Any Stock Option Agreements between Bingham and the Executive shall be amended to conform to the provisions of this Section 10.

 11. Covenant Not To Compete and Confidentiality.

     (a) The Executive acknowledges the Subsidiaries' reliance and expectation of the Executive's continued commitment to performance of his duties and responsibilities under this Agreement. In light of such reliance and expectation on the part of the Subsidiaries, the Executive agrees that:

      (i) for a period commencing on the date of this Agreement and ending upon the expiration of the Executive's employment under this Agreement for any reason, the Executive shall not, directly or indirectly, engage in, or have an interest in or be associated with (whether as an officer, director, stockholder, partner, associate, employee, consultant, owner or otherwise) any corporation, firm or enterprise which is engaged in any business which is materially similar to or which is competitive with the business then or at any time during the term of this Agreement conducted or actively proposed to be conducted by the Subsidiaries, or any company owned or controlled by Bingham or under common control with Bingham or the Subsidiaries ("Affiliate"), anywhere within the continental United States or Canada (the "Business"); provided, however, that the Executive shall be permitted to make passive investments in real estate, active investments in real estate that do not interfere or conflict with the performance of the Executive's duties or directly compete with the Business, and passive investments in the stock of any publicly traded business (including a competitive business), so long as the stock investment in any competitive business does not rise above one percent (1%) of the outstanding shares of such business;

      (ii) for a two year period commencing upon the termination for any reason of Executive's employment under this Agreement, the Executive shall not, in the continental United States or Canada, engage in the Business;

      (iii) the Executive will not at any time, for so long as any Confidential Information (as defined below) shall remain confidential or otherwise remain wholly or partially protectable, either during the term of this Agreement or thereafter, use or disclose, directly or indirectly, to any person outside of the Subsidiaries or any Affiliate any Confidential Information;

      (iv) promptly upon the termination of this Agreement for any reason, the Executive (or in the event of the Executive's death, his personal

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      representative) shall return to the Subsidiaries any and all copies (whether prepared by or at the direction of the Subsidiaries or the Executive) of all records, drawings, materials, memoranda and other data constituting or pertaining to Confidential Information;

      (v) for a period commencing on the date of this Agreement and ending upon the expiration of one (1) year from the termination of this Agreement for any reason, the Executive shall not directly or indirectly divert, or by aid to others, do anything which would tend to divert, from the Subsidiaries or any Affiliate any trade or business with any customer or supplier with whom the Executive had any contact or association during the term of the Executive's employment with the Subsidiaries or with any party whose identity or potential as a customer or supplier was confidential or learned by the Executive during his employment by the Subsidiaries; and

      (vi) for a period commencing on the date of this Agreement and ending upon the expiration of one (1) year from the termination of this Agreement for any reason, the Executive shall not, either directly or indirectly, induce or attempt to induce any person with whom the Executive was acquainted while in the Subsidiaries' employ to leave the employment of the Subsidiaries or any of the Affiliates.

     As used in this Agreement, the term "Confidential Information" shall mean all business information of any nature and in any form which at the time or times concerned is not generally known or available to those persons engaged in business similar to that conducted or contemplated by the Subsidiaries or any Affiliate (other than by the act or acts of an employee not authorized by the Subsidiaries to disclose such information) and which relates to any one or more of the aspects of the present or past business of the Subsidiaries or any of the Affiliates or any of their respective predecessors, including, without limitation, patents and patent applications, inventions and improvements (whether or not patentable), development projects, policies, processes, formulas, techniques, know-how, and other facts relating to sales, advertising, promotions, financial matters, customers, customer lists, customer purchases or requirements, and other trade secrets.

     (b) The Executive agrees and understands that the remedy at law for any breach by him of this Section 11 will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that, upon adequate proof of the Executive's violation of any legally enforceable provision of this Section 11, the Subsidiaries shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach. Nothing in this Section 11 shall be deemed to limit the Subsidiaries' remedies at law or in equity for any breach by the Executive of any of the provisions of this
Section 11 which may be pursued or availed of by the Subsidiaries.

 12. No Conflicting Agreements.   The Executive represents and warrants
that he is not a party to any agreements, contracts, understandings or arrangements, whether written or oral, in effect which would prevent him from rendering exclusive services to the Subsidiaries during the term hereof, and that he has not made and will not make any commitment to do any act in conflict with this Agreement.

 13. Arbitration. Any dispute or controversy arising out of or relating to this Agreement shall be settled finally and exclusively by arbitration in the State of Michigan in accordance with the rules of the American Arbitration Association then in effect. Such arbitration shall be conducted by an arbitrator(s) appointed by the American Arbitration

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Association in accordance with its rules and any finding by such arbitrator(s)
shall be final and binding upon the parties. Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the Oakland County, Michigan Circuit Court for this purpose. Nothing contained in this Section 13 shall be construed to preclude the Subsidiaries from obtaining injunctive or other equitable relief to secure specific performance or to otherwise prevent a breach or contemplated breach of this Agreement by the Executive as provided in
Section 11 hereof.

 14. Notice. All notices, requests, consents and other communications, required or permitted to be given hereunder to be given under this Agreement shall be personally delivered in writing or shall have been deemed duly given when received after it is posted in the United States mail, postage prepaid, registered or certified, return receipt requested addressed as follows:

     If to the Subsidiaries:

             Bloomfield Acceptance Company and
             Bloomfield Servicing Company
             c/o Bingham Financial Services Corporation
             31700 Middlebelt Road, Suite 125
             Farmington Hills, Michigan 48334
             Attn:  Jeffrey P. Jorissen

     If to the Executive:

             Daniel E. Bober
             260 East Brown Street, Suite 100
             Birmingham, Michigan 48009

     In all events, with a copy to:

             Jaffe, Raitt, Heuer & Weiss,
             Professional Corporation
             One Woodward Avenue, Suite 2400
             Detroit, Michigan  48226
             Attn:  Arthur A. Weiss


 15. Guarantee by Bingham. Following a default by the Subsidiaries of their obligation to make any payment to the Executive in accordance with the terms of this Agreement, Bingham agrees that it shall make such payment to the Executive in satisfaction of such obligation, provided, that in no event shall Bingham be liable for or obligated to make any payment to the Executive unless and until the Subsidiaries have first defaulted in fulfilling such obligation.

 16. Miscellaneous.

     (a) The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

     (b) The rights and obligations of the Subsidiaries under this Agreement shall inure to the benefit of, and shall be binding on, the Subsidiaries and their respective successors and assigns, and the rights and obligations (other than obligations to perform services) of the

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Executive under this Agreement shall inure to the benefit of, and shall be binding upon, the Executive and his heirs, personal representatives and assigns. This Agreement is personal to Executive and he may not assign his obligations under this Agreement in any manner whatsoever.

     (c) The failure of any party to enforce any provision or protections of this Agreement shall not in any way be construed as a waiver of any such provision or provisions as to any future violations thereof, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the parties herein are cumulative and the waiver of any single remedy shall not constitute a waiver of such party's right to assert all other legal remedies available to it under the circumstances.

     (d) This Agreement supersedes all agreements and understandings between the parties and may not be modified or terminated orally. No modification, termination or attempted waiver shall be valid unless in writing and signed by the party against whom the same is sought to be enforced.

     (e) This Agreement shall be governed by and construed according to the laws of the State of Michigan.

     (f) Captions and section headings used herein are for convenience and are not a part of this Agreement and shall not be used in construing it.

     (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

 IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date first written above.


SUBSIDIARIES:                           EXECUTIVE:

BLOOMFIELD ACCEPTANCE COMPANY, L.L.C.,
a Michigan limited liability company


By: /s/ Jeffrey P. Jorissen             /s/ DANIEL E. BOBER
   ----------------------------------   ----------------------------------------
    Jeffrey P. Jorissen, Manager        DANIEL E. BOBER


BLOOMFIELD SERVICING COMPANY, L.L.C.,   BINGHAM:

a Michigan limited liability company
                                        BINGHAM FINANCIAL SERVICES CORPORATION,
                                        a Michigan corporation,
By: /s/  Jeffrey P. Jorissen            as to Sections 10 and 15 only
   ----------------------------------
    Jeffrey P. Jorissen, Manager

                                        By:  /s/ Jeffrey P. Jorissen
                                             -----------------------------------
                                             Jeffrey P. Jorissen, its President






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